Results of November 11, 2004 shareholder meeting


An annual meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees was elected, as follows:

	     	Votes		Votes
		For		Withheld
Jameson A. Baxter		175,095,605		3,523,081
Charles B. Curtis		175,099,183		3,519,503
Myra R. Drucker			175,130,580		3,488,106
Charles E. Haldeman, Jr.	175,115,812		3,502,874
John A. Hill			174,356,148		4,262,358
Ronald J. Jackson*		175,158,156		3,460,530
Paul L. Joskow			175,095,587		3,523,099
Elizabeth T. Kennan		175,067,354		3,551,332
John H. Mullin, III		175,073,110		3,545,576
Robert E. Patterson		175,111,465		3,507,221
George Putnam, III		174,957,437		3,661,249
A.J.C. Smith+			174,951,227		3,667,459
W. Thomas Stephens		175,068,512		3,550,174
Richard B. Worley		175,078,766		3,539,920


* Mr. Jackson resigned from the Board of Trustees on June 10,
2005.
+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes			Abstentions
		For	Against

	147,484,846	4,171,974		26,961,865




A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes			Abstentions
		For	Against
	147,756,779	4,145,703		26,716,203



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	     Votes	Votes			Abstentions
		For	Against
	149,219,927	2,814,409		26,584,350







A motion with respect to a proposal to approve an amendment to the funds Agreement and Declaration of Trust was not brought before the meeting and accordingly no vote was taken with respect to the proposal.


All tabulations are rounded to the nearest whole number.